Exhibit 16.1

July 19, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Electric Last Mile Solutions, Inc. statements (formerly known as Forum Merger III Corporation) included under Item 4.01 of its Form 8-K dated July 19, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on July 13, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York